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                                  EXHIBIT 99.2

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                ATRION COMPLETES ACQUISITION OF QUEST MEDICAL'S
                            CARDIOVASCULAR BUSINESS


         Takes Additional Actions to Continue Its Transition to a More
                            Growth-Oriented Company


ARAB, Ala.--(BUSINESS WIRE)--Jan. 30, 1998--Atrion Corporation (Nasdaq/NM -ATRI) today announced that it has completed its previously announced acquisition of the cardiovascular and specialized intravenous fluid delivery product lines of Quest Medical, Inc. (Nasdaq/NM -QMED). The Company also announced certain changes which are intended to enhance Atrion's growth as an enterprise focused on medical products businesses.

The cardiovascular products acquired by Atrion from Quest Medical include a Myocardial Protection System(R) which applies state-of-the-art technology, reliability, and safety for cardioplegia delivery during open-heart surgery. The cardiovascular product line also includes other specialized proprietary devices used during cardiopulmonary surgery. The intravenous fluid delivery product line includes more than 50 distinct models used for more complex therapy procedures employed in anesthesia administration, intravenous feeding, intensive care, and cancer therapy.

"This acquisition - the largest of four medically oriented businesses we have purchased since 1994 - greatly extends our product offering in a field that we believe has very attractive growth prospects and presents additional opportunities to achieve manufacturing and marketing synergies among our medical products businesses," said Jerry A. Howard, President and Chief Executive Officer. Howard noted that the cardiovascular and fluid delivery product lines generated net revenues of approximately $14 million for Quest Medical in 1997, with domestic sales accounting for approximately 85% of that amount, compared with Atrion's revenues of approximately $30 million from its existing businesses in 1997. With the completion of this acquisition, the Company continues to have a strong capital structure with cash and cash equivalents exceeding $7 million and an unused $20 million credit facility.

The Company also announced that Emile A. Battat, age 60, who has served as a Company director since 1987, has been elected as Chairman of Atrion's Board. This action is intended to enable Howard, who continues as Atrion's President and Chief Executive Officer and a director, to devote additional time and attention to the Company's newly acquired businesses and its existing units, as well as to the Company's ongoing acquisition program.

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To facilitate the Company's growth strategy, the Board has discontinued the payment of cash dividends. In addition, the Board has adopted, subject to stockholder approval, a new stock option plan to compensate outside directors that will replace all cash compensation and restricted stock grants for those directors. This enhanced stock-based compensation program is intended to further align the long-term interests of Atrion's directors and stockholders.

Atrion also said it is taking after-tax charges totaling approximately $3.5 million in the fourth quarter of 1997, the bulk of which is for revaluation of intangible assets. These charges will result in the Company reporting losses from continuing operations for the fourth quarter and for 1997 when it announces results for those periods in about two weeks. Excluding those special charges, the Company would have had income from continuing operations for both periods, even after taking into account the substantial expenses incurred in the acquisition of the Quest Medical product lines. Atrion's income from continuing operations in 1996 was $105,000 for the fourth quarter and $853,000 for the full year.

Atrion Corporation designs, develops, manufactures, sells and distributes medical products and components to markets worldwide.

The statements in this press release that are forward looking are based upon current expectations and actual results may differ materially. Therefore, the inclusion of such forward-looking information should not be regarded as a representation by Atrion that the objectives or plans of Atrion will be achieved. Such statements include, but are not limited to, Atrion's expectations regarding growth of the medical products industry and synergies that may be achieved after completion of the transaction. Words such as "believe," "expects," and variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements contained herein involve risks and uncertainties that could cause actual results to differ materially, including, but not limited to, the effect of changing economic and business conditions, the successful integration of product lines acquired from Quest Medical with the Company's existing businesses, and changes in growth of the medical products industry.

Contact:

     Atrion Corp., Arab
     Jeffery Strickland, 205/586-1580
     http://www.atrioncorp.com

                              Page 63 of 63 Pages